UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

TITANIUM GROUP LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation)	0-52415 (Commission File Number)	Not applicable (IRS Employer Identification No.)

Unit B, 15/F, Kennedy Town Commercial Tower, 23 Belcher's Street, Kennedy Town, Hong Kong
 (Address of principal executive offices) (Zip Code)

(852) 3427 3177
Registrant’s telephone number, including area code

4/F, BOCG Insurance Tower, 134-136 Des Voeux Road Central, Hong Kong
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:   This Amendment No. 2 to Form 8-K is being filed to correct the disclosure made about the appointment of officers. The disclosure set forth in Item 5.02 replaces the previous disclosure.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 16, 2008, Kin Kwong “Humphrey” Cheung resigned as the Chief Technology Officer and a director of Titanium Group Limited. Siu Shan “Eric” Wong was appointed to fill the vacancy of directorship created by Mr. Cheung’s resignation effective May 16, 2008.  Wai Hung “Billy” Tang, the Company’s Chief Executive Officer and a director, will be acting Chief Technology Officer.  In addition, Hoi Tin “Patrick” Poon will serve as Chief Project Manager.

Titanium Group Limited has engaged Mr. Wong as a consultant.  He has over 25 years of experience in the areas of production development, sales and marketing in Southeast Asia and Europe.  For the past five years, he has been involved primarily as the chairman of BTC Consultant Co., Ltd., a company incorporated in Hong Kong that provides professional consultancy and business services with regard to foreign investment in China.  It focuses on assisting multinational companies in obtaining commercial opportunities offered by China’s consumer market.

Hoi Tin “Patrick” Poon brings two decades of project management, product development, and design engineering experience in the technology and building service industries to Titanium.  Prior to joining Titanium in July 2007, he served as chief operation officer for Zhuhai Han Wang Environment Technology Co., Ltd.  Mr. Poon graduated from the Hong Kong Polytechnic University with a master’s degree in Business Administration.  He attained the professional qualifications of Hong Kong 5S Association Certificate Assessor and registered quality professional six-sigma champion (RQP/SSC).  He is the vice president of Hong Kong Innovation and Technology Association and advisor to the China Light Power district committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM GROUP LIMITED
July 16, 2008	By: /s/ Kit Chong "Johnny" Ng Dr. Kit Chong “Johnny” Ng Chairman of the Board of Directors